UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2006

NANOGEN, INC.

(Exact name of registrant specified in its charter)

Delaware	000-23541	33-0489621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10398 Pacific Center Court, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (858) 410-4600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On April 19, 2006, Nanogen, Inc. and its subsidiary Nanogen Advanced Diagnostics S.r.L. (collectively, “Nanogen”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Amplimedical S.p.A, a biomedical company based in Italy (“Amplimedical”), pursuant to which Nanogen will acquire Amplimedical’s business division for developing, manufacturing, testing, distributing and selling diagnostic products and diagnostic related products (the “Acquisition”). The Acquisition will be effective on May 1, 2006.

Under the Purchase Agreement, Nanogen agrees to pay an initial consideration of approximately 8.1 million Euros (or approximately $10.0 million) for the Acquisition. Nanogen will pay the initial consideration by issuing a convertible promissory note (the “Note”) evidencing approximately 6.1 million Euros (or approximately $7.5 million) in principal amount, and the remaining balance will be paid in cash. The initial consideration is subject to adjustment based on various factors set forth in the Purchase Agreement during a 270-day adjustment period, after which a final consideration will be determined. The Note has been delivered and cash payment for the remaining balance of the final consideration will be delivered within 5 days after the end of the 270-day adjustment period.

The Note is convertible into shares of common stock of Nanogen, Inc., and Nanogen has agreed to file with the Securities and Exchange Commission and cause to be declared effective a registration statement covering such shares. The initial conversion price is the average closing price of Nanogen common stock for ten consecutive trading days ending two business days prior to the effective date of the Acquisition. The initial conversion price may be adjusted if (i) a registration statement is declared effective after 60 days after the effective date of the Acquisition and (ii) the average closing price of Nanogen common stock during a ten-day trading period prior to the effective date of the registration statement deviates more than 10% from the initial conversion price. Principal and interest under the Note are due and payable on April 19, 2007. Furthermore, Nanogen may prepay the Note at any time, and such prepayment will be made at a specified discount. The aggregate number of shares of Common Stock issuable upon conversion of the Note is limited to less than 10% of Nanogen’s outstanding shares as of the date of the Purchase Agreement.

Amplimedical has agreed that, for a period of five years after the date of the Purchase Agreement, it will not, directly or indirectly, carry out any activity that competes with the business acquired by Nanogen.

Nanogen and Amplimedical have made customary representations, warranties and covenants in the Purchase Agreement. Amplimedical and Nanogen each agreed to indemnify the other for certain losses arising out of breaches of representations, warranties, covenants and other specified matters. The Purchase Agreement and the Note are governed by the laws of Italy. Disputes arising out of the Purchase Agreement or the Note are subject to arbitration in Milan, Italy.

Item 7.01	Regulation FD Disclosure

On April 20, 2006, Nanogen issued a press release announcing the signing of the Purchase Agreement, a copy of which is furnished as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits. The following documents are filed as exhibits to this report:

99.1	Press Release dated April 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOGEN, INC.

Date: April 24, 2006	By:	/s/ Robert Saltmarsh
	Name: Title:	Robert Saltmarsh Chief Financial Officer